MINING LEASE WITH OPTION TO PURCHASE
(BULLION MOUNTAIN GOLD PROPERTY)

THIS MINING LEASE WITH OPTION TO PURCHASE (the ‘Agreement’) is made this 11th day of November, 2005 (the ‘Effective Date’) by and between NEVADA EAGLE RESOURCES LLC, a Nevada LLC (“NER”), and PIEDMONT MINING COMPANY, INC., a North Carolina corporation (“PMC”).

RECITALS

A. NER owns and possesses seventeen (17) unpatented lode mining claims situated in Section 24, Township 29N, Range 46E in Lander County, Nevada. These claims are sometimes referred to as the ‘Rynn Property’ or the ‘Bully Claims’ and are located on Bullion Mountain and more particularly described in Exhibit A.

These claims, together with all ores, minerals, surface and mineral rights, and the right to explore for, mine, and remove the same, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to collectively as the ‘Property’.

B. PMC and NER have previously entered into a Letter of Intent dated November 11, 2005, which sets forth the essential terms and conditions of a Mining Lease affecting the Property. The Letter of Intent will be superseded by this Agreement.

C. The parties now desire to enter into an agreement giving PMC the exclusive right to explore and develop the Property, and further granting to PMC the exclusive right and option to purchase the Property, subject only to a royalty on production from the Property.

THEREFORE, the parties have agreed as follows:

SECTION ONE
Lease Terms

1.1

Term of Lease: NER hereby leases the Property to PMC for a term of ten (10) years commencing on the Effective Date of this Agreement written above and all rights and obligations shall be calculated on the basis of that date.

1.2	Lease and Option Payments: Until the Purchase Option is exercised pursuant to Section Three, PMC shall make the following payments to NER:

On Signing: $5,000 in cash plus $2,273.50 to reimburse NER for claims holding costs.

First Anniversary Date:	$5,000 in cash.

Second Anniversary Date:	$10,000 in cash.

Third Anniversary and Each Anniversary Thereafter:	$15,000 in cash.

SECTION TWO
Work Expenditure Requirements

In addition to the payments of cash to NER described in Section One above, PMC shall also expend the following amounts on exploration and maintenance of the Property during the first two years of this Agreement:

By the First Anniversary of this Agreement:	$20,000

By the Second Anniversary of this Agreement:	$50,000

All Work commitment expenditures would be cumulative and any excess expenditures in any one year would be credited towards future exploration requirements. All expenditures made for the benefit of the Property would be creditable against the above Work Expenditure Requirements.

During the term of the Agreement, PMC will fund all exploration, development and feasibility study expenditures on the Property. PMC and its employees, agents and contractors shall have the right to enter upon the Property and do such prospecting, exploration and development or other work thereon and thereunder as is permitted by this Agreement, including the removal of mineral samples for the purpose of, and in the amounts appropriate for, testing such mineral samples, and PMC shall have the right to bring upon and erect upon the Property such buildings, plane, machinery and equipment as PMC may deem necessary or desirable to carry out its activities. PMC in its sole discretion shall decide any matter concerning the conduct of its prospecting, exploration and development or other work on the Property while this Agreement is in effect. PMC will defend, indemnify and hold NER harmless from any claims, demands or liabilities arising from PMC’s activities on the Property.

SECTION THREE
Purchase Option

During the term of this Agreement, PMC will have the right to purchase the entire Property, excluding a 3% NSR Royalty from production, for $500,000. This purchase option must be exercised before production can commence on the Property. All lease and claims and Property maintenance payments and all Work Expenditure Requirements and all other expenditures made for the benefit of the Property by PMC would be deductible from this purchase price. Upon NER receiving written notice from PMC that it will purchase the Property and pay the balance of the purchase price, NER shall execute a Quitclaim Deed conveying the Property to PMC. NER shall then deposit the Deed into escrow with a mutually acceptable escrow agent, and PMC shall deposit the balance of the purchase price with the escrow agent. Escrow shall close within thirty (30) days of PMC’s notice to NER.

Each party shall bear one half of the escrow costs. The Quitclaim Deed from NER to PMC shall reserve a royalty on production pursuant to Section Three below.

SECTION FOUR
Production Royalty and Buy Down Option

4.1

Three Percent NSR Royalty: Upon exercise of the Purchase Option, PMC agrees to pay to NER a three percent (3%) Net Smelter Returns Royalty (NER) on production from the Property. The NSR is defined in Exhibit B.

4.2

Royalty Buy Down Election: NER grants PMC the right to buy down one (1) percentage point of this NSR for $1,000,000. PMC may also buy down a second one (1) percentage point of this NSR for an additional $1,000,000.

SECTION FIVE
Representations and Warranties

5.1	NER represents and warrants to PMC that:
(a)	the Property is accurately described in Exhibit “A”, is in good standing under the laws of the State of Nevada, and is free and clear of all liens and encumbrances;
(b)

Nevada Eagle Resources LLC is a company duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and it has the requisite corporate power and capacity to carry on business as presently conducted and to enter into this Agreement;

(c)	there are no outstanding agreements or options that contemplate the acquisition of the Property or any of the Interest therein by any other person,

(d)

NER is the sole recorded holder of 100% of the unpatented lode mining claims (the ‘Property’) as described in Exhibit A hereto and all lode mineral rights within the boundary of these claims, subject to the paramount title of the United States; that the claims are valid under the mining laws of the United States and the State of Nevada; and that NER has and will continue to have the right to commit the claims to this Agreement;

(e)

the entering into this Agreement and the performance of the obligations of NER hereunder will not conflict with any law applicable to it, nor conflict with, or result in a breach to, or accelerate the performance required by, any contract or other commitment to which NER is a party or by which NER is bound;

(f)

to the best of the knowledge, information and belief of NER, it has complied with all applicable environmental laws as they relate to the Property and there have been no breaches of or liabilities caused or permitted to arise by NER under any applicable environmental laws relating to the Property and NER has not received notification from any person, including without limitation, any governmental authority of any potential breach or alleged breach of any applicable environmental laws relating to the Property or of any inspection or investigation or possible inspection or investigation by any governmental authority under any applicable environmental law relating to the Property and NER has not received any notification of the presence of any contaminates (including hazardous substances, dangerous goods, chemicals or toxic wastes) in the soil or water in, on or under the Property and NER has not been subject of any claims or incurred any expenses in respect of the presence of any contaminates in the soil water in, on or under the Property; and

5.2	PMC represents and warrants to NER that:
(a)

PMC is a company duly incorporated, validly existing and in good standing under the laws of the state of North Carolina, and it has the requisite corporate power and capacity to carry on business as presently conducted and to enter into this Agreement;

(b)

the entering into this Agreement and the performance of the obligations of PMC hereunder will not conflict with any law applicable to it, nor conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which it is a party or by which it is bound; and

(c)

PMC has the full power, legal right and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution of this Agreement and the performance of its terms have been duly authorized by all necessary corporate actions on the part of PMC.

(d)	all governmental licenses and permits required to carry out the exploration and development operations on the Property will be obtained, as and when necessary during the term on this Agreement.

SECTION SIX
Maintenance of Claims

6.1

Claims Maintenance Fees and Taxes: Prior to July 1, 2006 and each year thereafter that this Agreement is in effect, PMC shall pay all federal claims maintenance fees and property taxes required to maintain the Property in good standing. PMC shall make all federal payments to the Nevada Bureau of Land Management by July 1 of each year and provide evidence of such payment to NER. If PMC terminates this Agreement after July 1 of any year, PMC shall be responsible for all claims maintenance payments, both federal and county, for the next assessment year.

6.2

Relocation, Amendment and Patent: At any time during which this Agreement is in effect, PMC may, with the express written consent of NER but at its own expense, relocate, amend or apply for patent on any of the unpatented mining claims included in the Property, and such relocated, amended, and patented claims shall be deemed to be covered by the provisions of this Agreement.

6.3	Mineral Leasing: In the event of repeal or substantial change in the Mining Law of 1872, PMC shall have whatever rights may be afforded to NER under the new laws.
SECTION SEVEN
Area of Interest

7.1

Area of Interest: The Area of Interest (AOI) is hereby defined as extending one mile from the exterior boundaries of the Rynn Property or ‘Bully’ Claims as described more specifically in Exhibit A attached hereto.

7.2

Delivery of Data: Upon execution of this Agreement, NER shall deliver to PMC copies of all maps, deeds, and other documents in its possession that pertain to the claim titles and boundaries, prior workings, production history, and so forth.

7.3

Acquisition of Additional Claims: PMC agrees to locate and record at its expense all future claims within the AOI in the name of NER. Within thirty (30) days after the acquisition of additional property within the AOI, PMC shall notify NER and describe the acquisition, the lands, the nature of the interest therein, the mining claims or other real property interest covered thereby and the acquisition cost. The acquisition costs of such additional property shall be creditable against the work commitment expenditure requirement in that year.

SECTION EIGHT
Termination and Default

8.1	Termination: PMC shall have the right to terminate this Agreement at anytime by giving sixty (60) days’ prior written notice of termination to NER.

8.2

Default: If PMC fails to perform its obligations under this Agreement, and in particular fails to make any payment due to NER hereunder, NER may declare PMC in default by giving PMC written notice of default which specifies the obligation(s) which PMC has failed to perform. If PMC fails to remedy a default in payment within fifteen days (15) of receiving the notice of default, or fails to remedy or commence to remedy any other default within thirty (30) days of receiving notice, NER may terminate this Agreement and PMC shall peaceably surrender possession of the Property to NER. Notice of termination shall be in writing and served in accordance with this Agreement.

8.3

Obligations Following Termination: In the event of voluntary or involuntary termination, PMC shall surrender possession of the Property to NER and shall have no further liability or obligation under this Agreement, except for its obligation (1) to pay its apportioned share of taxes, as provided for in Section 6.1; (2) to pay the cost of removal of any equipment on the Property; (3) to fulfill its reclamation responsibilities, if any; and (4) to satisfy any other obligation imposed by this Agreement or by law.

SECTION NINE
Assignment

PMC may assign this Agreement to other parties unaffiliated with PMC upon NER’s written approval, which approval shall not be unreasonably withheld. At any time PMC may assign this Agreement to one or more of its affiliates upon the affiliate assuming all of PMC’s obligations hereunder.

NER may assign its interest in the Property and this Agreement to another party upon PMC’s written approval, which approval shall not be unreasonably withheld, provided that PMC shall have a 90 days right of first refusal to acquire the Interest in the Property being sold on the same terms as offered by the other party.

SECTION TEN
Force Majeure

10.1

Suspension of Obligations: If PMC is prevented by Force Majeure from timely performance of any of its obligations hereunder, except the payment of money, the failure of performance shall be excused and the period for performance shall be extended for an additional period equal to the duration of Force Majeure. Upon the occurrence and upon the termination of Force Majeure, PMC shall promptly notify NER in writing. PMC shall use reasonable diligence to remedy Force Majeure, but shall not be required to contest the validity of any law or regulation or any action or inaction of a civil or military authority

10.2

Definition of Force Majeure: ‘Force Majeure’ means any cause beyond a party’s reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; interference with mining operations by a lessee of oil, gas, or geothermal resources under the Property; unusually severe weather; mining casualty, unavoidable mill shutdown, damage to or destruction of a mine plant or facility; fire, explosions, floods, severe earthquakes, volcanic eruptions, insurrection, riot; nuclear war, terrorist activities, labor disputes; inability after diligent effort to obtain workmen or material, including drilling contractors; delays in transportation and acts of God.

SECTION ELEVEN
Confidentiality

All date and information coming into the possession of NER or PMC by virtue of this Agreement with respect to the business or operations of the other party, or the Property generally, shall be kept confidential and shall not be disclosed to any person not a party hereto without the prior written consent of the other party, except:

a)	as required by law, rule, regulation or policy of any stock exchange or securities commission having jurisdiction over a party;
b)	as may be required by a party in the prosecution or defense of a lawsuit or other legal or administrative proceeding; or
c)	as required by a financial institution in connection with a request for financing relating to development or mining activities.

SECTION TWELVE
Notices and Payments

All notices to PMC or NER shall be in writing and shall be sent certified or registered mail, return receipt requested, to the addresses below. Notice of any change in address shall be given in the same manner.

TO NER:	Jerry Baughman
Nevada Eagle Resources LLC
P.O. Box 18127
Reno, Nevada 89511

TO PMC:	Robert M. Shields, Jr.
Piedmont Mining Company, Inc.
18124 Wedge Parkway, #214
Reno, Nevada 89511

SECTION THIRTEEN
Miscellaneous Provisions

13.1

Execution: This Agreement may be executed by each of PMCI and NER in counterparts, each of which when so executed and delivered shall be an original, but both such counterparts shall together constitute one and the same instrument.

13.2	Payments and Currency: All payments shall be in U.S. currency payable to Owners at the addresses above and dollar references in this Agreement are to U.S. dollars.
13.3

Applicable Law: This Agreement, including all documents annexed hereto and other agreements, documents and instruments delivered in connection herewith, shall be governed by and construed in accordance with the laws of the state of Nevada.

13.4	Entire Agreement: This Agreement constitutes the entire agreement between the parties.

13.5	Binding Effect: This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.
13.6	No Partnership: Nothing in this Agreement shall create a partnership between NER and PMCI.
13.7

Recording Memorandum of Agreement: The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of Lander County, Nevada so as to give public notice, pursuant to the laws of the state of Nevada, of the existence of this Agreement.

13.8

Void or Invalid Provisions: If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Nevada Eagle Resources LLC

a Nevada LLC

By: ________________________________

Jerry Baughman
Title:	Manager

Piedmont Mining Company, Inc.

A North Carolina corporation

By: ________________________________

Robert M. Shields, Jr.

Title: Chairman and CEO

STATE OF NEVADA )
) ss.
COUNTY OF WASHOE )

On this _____day of ____________, 2006, before me, a Notary Public in and for said County and state, personally appeared Jerry Baughman, Manager of Nevada Eagle Resources LLC, a Nevada LLC, personally known (or proved) to me to be the person who executed the above Option Agreement and acknowledged to me that he executed the same for purposes stated therein.

___________________________________
NOTARY PUBLIC
STATE OF NEW YORK	)
) ss.

COUNTY OF NEW YORK )

On this _____day of ____________, 2006, before me, a Notary Public in and for said County and state, personally appeared Robert M. Shields, Jr., the Chairman and CEO of Piedmont Mining Company, Inc., a North Carolina corporation, personally known (or proved) to me to be the person who executed the above Option Agreement and acknowledged to me that he executed the same for purposes stated therein.

__________________________________
                NOTARY PUBLIC

EXHIBIT	A

BULLION MOUNTAIN PROJECT – DESCRIPTION OF ‘RYNN PROPERTY’ OR ‘BULLY’ CLAIMS, CONCESSIONS AND OWNERSHIP

The Rynn Property or ‘Bully’ Claims consist of 17 unpatented lode mining claims located in Section 24, Townhship 29N, Range 46E in Lander County, Nevada.

Lander County
Claim Names	BLM Numbers	Document Nos.
Bully 21	NMC878963	233876 Book534 p77
Bully 22	NMC878964	233877 Book534 p78
Bully 23	NMC878965	233878 Book534 p79
Bully 24	NMC878966	233879 Book534 p80
Bully 25	NMC878967	233880 Book534 p81
Bully 26	NMC878968	233881 Book534 p82
Bully 27	NMC878969	233882 Book534 p83
Bully 32	NMC878970	233883 Book534 p84
Bully 34	NMC878971	233884 Book534 p85
Bully 37	NMC878972	233885 Book534 p86
Bully 38	NMC878973	233886 Book534 p87
Bully 39	NMC878974	233887 Book534 p88
Bully 40	NMC878975	233888 Book534 p89
Bully 41	NMC878976	233889 Book534 p90
Bully 42	NMC878977	233890 Book534 p91
Bully 44	NMC878978	233891 Book534 p92
Bully 45	NMC878979	233892 Book534 p93

These claims are outlined on the base map below. The base map is the 1:24,000 scale, Tenabo, Ferris Creek, Mud Spring Gulch and Mt. Lewis quadrangles.

The Area of Interest (AOI) is defined as one (1) mile from the boundaries of the original 17 claims and is outlined on the map below. This Agreement relates to all areas within the AOI and the contiguous claims.

EXHIBIT A (continued)

EXHIBIT B

Definition of Net Smelter Returns

The term ‘net smelter returns’ shall mean the gross value of all ores or concentrates shipped to a smelter or other processor (as reported on the smelter settlement sheet), less the following expenses actually incurred and borne by PMC:

1-

Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the minerals from the Property, but excluding any taxes on net income;

2-

Charges and costs for transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of ores or minerals from the Property to a smelter or refinery, but not charges or costs of transportation of minerals or ores from the Property to an autoclave, concentrator, crusher, mill or plant which is not a smelter or refinery.

3-	Charges and costs for smelting and/or refining, including assaying and sampling costs and penalty charges.

Payment of production royalties shall be made not later than thirty (30) days after the end of each calendar quarter in which lessee has received payments from the smelter. All payments shall be accompanied by a statement explaining the manner in which the payment was calculated.